Exhibit 5

April 21, 2004

Monsanto Company
800 N. Lindbergh Boulevard
St. Louis, Missouri 63137

Ladies and Gentlemen:

I am Executive Vice President, Secretary and General Counsel of Monsanto Company (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”) which registers under the Securities Act of 1933, as amended (the “Securities Act”), $25,000,000 in deferred compensation obligations (the “Obligations”) and 1,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), to be credited from time to time to participant accounts pursuant to the Amended and Restated Monsanto Deferred Payment Plan (the “Plan”).

I am also familiar with the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws now in effect, and with all corporate and other proceedings taken by the Company’s Board of Directors relative to the authorization of the Plan, including the proposed issuance of up to an aggregate of $25,000,000 in Obligations and delivery of up to an aggregate of 1,000,000 shares of Common Stock.

It is my opinion that (1) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and, when the Registration Statement, including any amendments thereto, shall become effective under the Securities Act, and the Obligations and the Common Stock have been issued in accordance with the terms of the Plan, then (2) the Obligations will be legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of (a) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (b) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and (3) the Common Stock will be legally issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware and applicable federal laws. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and references to this opinion in said Registration Statement and to its use in connection therewith. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Charles W. Burson Charles W. Burson